EXHIBIT 4.2

STARBUCKS CORPORATION

$1,500,000,000

$500,000,000 Floating Rate Senior Notes due 2024

$ 1,000,000,000 3.000% Senior Notes due 2032

EIGHTH SUPPLEMENTAL INDENTURE

Dated as of February 14, 2022

To

INDENTURE

Dated as of September 15, 2016

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as successor in interest to U.S. BANK NATIONAL ASSOCIATION

Trustee

EXHIBITS

Exhibit A	FORM OF FLOATING RATE NOTE
Exhibit B	FORM OF FIXED RATE NOTE

i

EIGHTH SUPPLEMENTAL INDENTURE dated as of February 14, 2022, by and between Starbucks Corporation, a Washington corporation (the “Company”), and U.S. Bank Trust Company, National Association, a national banking association organized and existing under the laws of the United States of America, as trustee (the “Trustee”), and as successor in interest to U.S. Bank National Association.

The Company has heretofore executed and delivered to the Trustee an indenture, dated as of September 15, 2016 (the “Base Indenture”, and together with this Eighth Supplemental Indenture, the “Indenture”), providing for the issuance from time to time of one or more series of the Company’s securities.

The Company desires and has requested the Trustee pursuant to Section 9.01 of the Base Indenture to join with it in the execution and delivery of this Eighth Supplemental Indenture in order to supplement the Base Indenture as, and to the extent set forth herein to provide for the issuance and the terms of the Notes (as defined below).

Section 9.01 of the Base Indenture provides that the Company and the Trustee, without the consent of any holders of the Company’s Securities, may amend or waive certain terms and conditions in the Base Indenture as permitted by Sections 2.01 and 2.02 thereof.

The execution and delivery of this Eighth Supplemental Indenture has been duly authorized by a resolution of the Board of Directors of the Company or a duly authorized committee thereof.

All conditions and requirements necessary to make this Eighth Supplemental Indenture a valid, binding and legal instrument in accordance with its terms have been performed and fulfilled by the parties hereto and the execution and delivery thereof have been in all respects duly authorized by the parties hereto.

The Company and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined herein) of the Floating Rate Senior Notes due 2024 (the “Floating Rate Notes”) and 3.000% Senior Notes due 2032 (the “Fixed Rate Notes” and, together with the Floating Rate Notes, the “Notes”):

ARTICLE 1.

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01 Relationship with Base Indenture.

The terms and provisions contained in the Base Indenture will constitute, and are hereby expressly made a part of this Eighth Supplemental Indenture and the Company and the Trustee, by their execution and delivery of this Eighth Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of the Base Indenture conflicts with the express provisions of this Eighth Supplemental Indenture, the provisions of this Eighth Supplemental Indenture will govern and be controlling.

The Trustee accepts the amendment of the Base Indenture effected by this Eighth Supplemental Indenture and agrees to execute the trust created by the Base Indenture as hereby amended, but only upon the terms and conditions set forth in this Eighth Supplemental Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee in the performance of the trust created by the Base Indenture, and without limiting the generality of the foregoing, the Trustee will not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company, or for or with respect to (1) the validity or sufficiency of this Eighth Supplemental Indenture or any of the terms or provisions hereof, (2) the proper authorization hereof by the Company, (3) the due execution hereof by the Company or (4) the consequences (direct or indirect and whether deliberate or inadvertent) of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters. In entering into this Eighth Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

Section 1.02 Definitions. Capitalized terms used herein without definition shall have the respective meanings set forth in the Base Indenture. The following terms have the meanings given to them in this Section 1.02:

“Additional Notes” means any Notes (other than the Initial Notes) issued under this Eighth Supplemental Indenture in accordance with Section 2.03 hereof, as part of the same series as either series of the Initial Notes.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary that apply to such transfer or exchange.

“Attributable Debt” with regard to a Sale and Lease-Back Transaction with respect to any Principal Property means, at the time of determination, the lesser of (1) the present value of the total net amount of lease payments required to be paid under such lease during the remaining term thereof (after deducting the amount of rent to be received under non-cancellable subleases and including any period for which such lease has been extended), discounted at the greater of (i) the weighted average interest rate per annum borne by the Notes or (ii) the interest rate inherent in such lease, in each case, as determined by the chief financial officer, treasurer or controller of the Company, compounded semiannually, or (2) the sale price for the Principal Property so sold and leased multiplied by a fraction the numerator of which is the remaining portion of the base term of the lease included in such Sale and Lease-Back Transaction and the denominator of which is the base term of such lease. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall be the lesser of (x) the net amount determined assuming termination upon the first date such lease may be terminated (in which case the net amount shall also include the amount of the penalty, but shall not include any rent that would be required to be paid under such lease subsequent to the first date upon which it may be so terminated) or (y) the net amount determined assuming no such termination.

For purposes of determining such Attributable Debt, “lease payments” are the aggregate amount of the rent payable by the lessee with respect to the applicable period, after excluding amounts required to be paid on account-of maintenance and repairs, water rates and similar utility charges. If and to the extent the amount of any lease payment during any future period is not definitely determinable under the lease in question, the amount of such lease payment will be estimated in such reasonable manner as the chief financial officer, treasurer or controller of the Company may in good faith determine.

“Base Indenture” has the meaning set forth in the preamble to this Eighth Supplemental Indenture, as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Below Investment Grade Rating Event” means with respect to a particular series of the Notes, the Notes are rated below an Investment Grade Rating by each of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of such Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, as in effect on February 14, 2022; provided that the right to acquire Voting Stock (so long as such Person does not have the right to direct the voting of the Voting Stock subject to such right) or any veto power in connection with the acquisition or disposition of Voting Stock will not cause a party to be a beneficial owner.

“Capital Stock” means: (1) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person; and (2) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

“Change of Control” means the occurrence of one or more of the following events: (1) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company and its subsidiaries taken as a whole to any “person” (as such term is used in Section 13(d)(3) of the Exchange Act) or “group” of such related “persons” (as such terms are used in Section 13(d)(3) of the Exchange Act (whether or not otherwise in compliance with the provisions of the Indenture); (2) the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the Indenture); or (3) the consummation of any transaction the result of which is that any “person” (as such term is used in Section 13(d)(3) of the Exchange Act) or “group” of such related “persons” (as such terms are used in Section 13(d)(3) of the Exchange Act shall become the Beneficial Owner, directly or indirectly, of more than 50% of the aggregate ordinary voting power of the Voting Stock of the Company.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (i) the Company becomes a wholly owned subsidiary of a holding company and (ii) the holders of the Voting Stock of such holding company immediately following such transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to such transaction.

“Change of Control Triggering Event” means, with respect to a particular series of Notes, the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of, such Person’s common stock, and includes, without limitation, all series and classes of such common stock.

“Calculation Agent” means, U.S. Bank Trust Company, National Association or its successor.

“Consolidated Net Tangible Assets” means, as of any date on which the Company effects a transaction requiring such Consolidated Net Tangible Assets to be measured hereunder, the aggregate amount of assets (less applicable reserves) after deducting therefrom: (a) all current liabilities, except for current maturities of long-term debt and obligations under capital leases; and (b) intangible assets, to the extent included in said aggregate amount of assets, all as set forth in the Company’s most recent consolidated balance sheet and computed in accordance with GAAP applied on a consistent basis.

“Credit Agreement” means the Credit Agreement, dated as of September 16, 2021, among the Company, Bank of America, N.A., in its capacity as Administrative Agent, Swing Line Lender and L/C Issuer, Wells Fargo Bank, N.A., Citibank, N.A. and U.S. Bank National Association, as co-syndication agents and L/C Issuers, JPMorgan Chase Bank, N.A., The Bank of Nova Scotia and Morgan Stanley MUFG Loan Partners, LLC, as co-documentation agents and the other lenders party thereto, including any related letters of credit, notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, in each case, as amended, extended, restated, modified, renewed, refunded, replaced, refinanced, supplemented, modified or otherwise changed from time to time, in which case, the credit agreement or such other agreement governing indebtedness together with all other documents and instruments related thereto shall constitute the “Credit Agreement” under the Indenture, whether with the same or different parties thereto.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.02 hereof, substantially in the form of Exhibit A or Exhibit B hereto except that such Note will not bear the Global Note Legend.

“Depositary” means, with respect to the Notes, DTC and any successor thereto designated as depositary for the Notes pursuant to Section 2.02 of this Eighth Supplemental Indenture.

“Eighth Supplemental Indenture” means this Eighth Supplemental Indenture, dated as of the date hereof, by and among the Company and the Trustee, governing the Notes, as amended, supplemented or otherwise modified from time to time in accordance with the Base Indenture and the terms hereof.

“Funded Debt” means Indebtedness, whether or not contingent, for money borrowed (including all obligations evidenced by bonds, debentures, notes or similar instruments) owed or guaranteed by the Company or any consolidated subsidiary, and any of the debt which under GAAP would appear as debt on the consolidated balance sheet of the Company.

“Global Note Legend” means the legend set forth in Section 2.02(f), which is required to be placed on all Global Notes issued under this Eighth Supplemental Indenture.

“Global Notes” means, individually and collectively, each of the Global Notes, in the form of Exhibit A or Exhibit B hereto issued in accordance with Section 2.01 hereof.

“Holder” means a Person in whose name a Note is registered.

“Indenture” means the Base Indenture, as supplemented by this Eighth Supplemental Indenture, governing the Notes, in each case, as amended, supplemented or restated from time to time.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” means each of (1) the first $500,000,000 aggregate principal amount of the Floating Rate Notes and (2) the first $1,000,000,000 aggregate principal amount of the Fixed Rate Notes issued under this Eighth Supplemental Indenture on the date hereof.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or, in each case, if such Rating Agency ceases to rate either series of the Notes or fails to make a rating of such series of Notes publicly available for reasons outside of the Company’s control, the equivalent investment grade credit rating by the replacement agency selected by the Company in accordance with the procedures described below.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Nonrecourse Obligation” means Indebtedness or lease payment obligations related to (i) the acquisition of a Principal Property not previously owned by the Company or any subsidiary or (ii) the financing of a project involving the development or expansion of any Principal Property owned by the Company or any subsidiary, as to which the obligee with respect to such Indebtedness or obligation has no recourse to the Company or any subsidiary or any of the Company’s or its subsidiaries’ assets other than such Principal Property so acquired, developed or expanded, as applicable.

“Notes” has the meaning assigned to it in the preamble to this Eighth Supplemental Indenture. The Initial Notes of each series and the Additional Notes of such series will be treated as a single class for all purposes under this Eighth Supplemental Indenture, and unless the context otherwise requires, all references to the Notes will include the Initial Notes and any Additional Notes.

“Par Call Date” means in the case of the Fixed Rate Notes, November 14, 2031 (the date that is three months prior to the maturity date of the Fixed Rate Notes.

“Participant” means, with respect to the Depositary, a Person who has an account with the Depositary.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or limited liability company, or governmental or other entity.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

“Principal Property” means any individual facility or real property, or portion thereof, owned or hereafter acquired by the Company or any subsidiary and located within the United States of America, which, in the good faith opinion of the Company’s Chief Executive Officer, President, or Chief Financial Officer, is of material importance to the total business conducted by the Company and its subsidiaries taken as a whole, provided that no such individual facility or property will be deemed of material importance if its gross book value (excluding therefrom any equipment and before deducting accumulated depreciation) is less than 1.0% of the Consolidated Net Tangible Assets of the Company. With respect to any Sale and Lease-Back Transaction or series of related Sale and Lease-Back Transactions, the determination of whether any property is a Principal Property shall be determined by reference to all properties affected by such transaction or series of transactions.

“Rating Agencies” means (1) each of Moody’s and S&P; and (2) if any of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization,” as defined in Section 3(a)(62) of the Exchange Act, selected by the Company (as certified by a resolution of its Board of Directors) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“S&P” means S&P Global Ratings, a division of S&P Global, Inc.

“Sale and Lease-Back Transaction” means any arrangement with any Person providing for the leasing by the Company or any subsidiary of any Principal Property, whether now owned or hereafter acquired, which Principal Property has been or is to be sold or transferred by the Company or such subsidiary to such Person and which lease is required by GAAP to be capitalized on the balance sheet of such lessee.

“Significant Subsidiary” means any subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02(w)(1)(ii) or (iii) of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the issue date of the notes.

“subsidiary” means any corporation, limited liability company or other similar type of entity in which the Company and/or one or more of its subsidiaries together own voting stock, membership interests or other capital securities having the power to elect a majority of the Board of Directors or similar governing body of such corporation, limited liability company or other similar type of entity, directly or indirectly. For the purposes of this definition, “voting stock” means stock or other capital securities which ordinarily have voting power for the election of directors or similar governing body, whether at all times or only so long as no senior class of stock or other capital securities have such voting power by reason of any contingency.

“Treasury Rate” means, with respect to any redemption date, the yield determined in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company or its designee (which shall not be the Trustee) after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading). In determining the Treasury Rate, the Company or its designee shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields—one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life—and will interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 is no longer published, the Company or its designee shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company or its designee shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, then the Company or its designee shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

Section 1.03 Other Definitions.

Term	Defined in Section
“Change of Control Date”	4.02
“Change of Control Offer”	4.02
“Change of Control Payment Date”	4.02
“Change of Control Purchase Price”	4.02
“DTC”	2.02
“Event of Default”	6.01
“Mortgage”	4.01
“Permitted Liens”	4.01

ARTICLE 2.

THE NOTES

Section 2.01 Form and Dating.

(a) General. The Notes and the Trustee’s certificate of authentication will be substantially in the forms of Exhibit A and Exhibit B hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note will be dated the date of its authentication. The Notes shall be in denominations of $2,000 with integral multiples of $1,000 thereof.

The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Eighth Supplemental Indenture and the Company and the Trustee, by their execution and delivery of this Eighth Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of the Base Indenture, the provisions of the Note will govern and be controlling, and to the extent any provision of the Note conflicts with the express provisions of this Eighth Supplemental Indenture, the provisions of this Eighth Supplemental Indenture will govern and be controlling.

(b) Global Notes. Notes issued in global form will be substantially in the forms of Exhibit A and Exhibit B attached hereto (including the Global Note Legend thereon). Notes issued in definitive form will be substantially in the forms of Exhibit A and Exhibit B attached hereto (but without the Global Note Legend thereon). Each Global Note will represent such of the outstanding Notes as will be specified therein and each will provide that it will represent the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.02 hereof.

Section 2.02 Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. A Global Note may not be transferred as a whole except by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes of a series will be exchanged by the Company for Definitive Notes if:

(1) the Company delivers to the Trustee notice from the Depositary that (A) it is unwilling or unable to continue to act as Depositary and a successor Depositary is not appointed by the Company within 90 days after the date of such notice from the Depositary or (B) it is no longer a clearing agency registered under the Exchange Act; or

(2) the Company in its sole discretion determines that the Global Notes of such series (in whole but not in part) should be exchanged for Definitive Notes and delivers a written notice to such effect to the Trustee.

Upon the occurrence of either of the preceding events in (1) or (2) above, Definitive Notes will be issued in such names and in any approved denominations as the Depositary will instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.08 and 2.11 of the Base Indenture. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.02 or Section 2.08 or 2.11 of the Base Indenture, will be authenticated and delivered in the form of, and will be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.02(a); however, beneficial interests in a Global Note may be transferred and exchanged as provided in Sections 2.02(b), (c) or (g) hereof.

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary, in accordance with the provisions of this Eighth Supplemental Indenture and the Applicable Procedures. Transfers of beneficial interests in the Global Notes also will require compliance with either subparagraph (1) or (2) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(1) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in a Global Note. No written orders or instructions will be required to be delivered to the Registrar to effect the transfers described in this Section 2.02(b)(1).

(2) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.02(b)(1) above, the transferor of such beneficial interest must deliver to the Registrar either:

(i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase.

Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Eighth Supplemental Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee will adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.02(g) hereof.

(c) Transfer or Exchange of Beneficial Interests for Definitive Notes.

If any holder of a beneficial interest in a Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.02(b)(2) hereof, the Trustee will cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.02(g) hereof, and the Company will execute and, upon receipt of an Authentication Order, the Trustee will authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.02(c) will be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest requests through instructions to the Registrar from or through the Depositary and the Participant or Indirect Participant. The Trustee will deliver such Definitive Notes to the Persons in whose names such Notes are so registered.

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests.

A Holder of a Definitive Note may exchange such Note for a beneficial interest in a Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee will cancel the applicable Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to the previous paragraph at a time when a Global Note has not yet been issued, the Company will issue and, upon receipt of an Authentication Order, the Trustee will authenticate one or more Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

A Holder of Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of a Definitive Note.

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.02(e), the Registrar will register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder will present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a-written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by his attorney, duly authorized in writing. In addition, the requesting Holder will provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.02(e).

(f) Legends. The following legends will appear on the face of all Global Notes issued under this Eighth Supplemental Indenture unless specifically stated otherwise in the applicable provisions of this Eighth Supplemental Indenture.

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE EIGHTH SUPPLEMENTAL INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.02 OF THE EIGHTH SUPPLEMENTAL INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.02(a) OF THE EIGHTH SUPPLEMENTAL INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.12 OF THE BASE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”) TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(g) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.12 of the Base Indenture. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(h) General Provisions Relating to Transfers and Exchanges.

(1) To permit registrations of transfers and exchanges, the Company will execute and, upon receipt of an Authentication Order, the Trustee will authenticate Global Notes and Definitive Notes upon the Company’s order or at the Registrar’s request.

(2) No service charge will be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company or the Trustee may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Section 4.02 hereof and Sections 2.11, 3.06 and 9.05 of the Base Indenture).

(3) The Registrar will not be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(4) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes will be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Eighth Supplemental Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(5) The Company will not be required:

(A) to issue, to register the transfer of or to exchange any Notes during a period of 15 days before the day of any selection of Notes for redemption under Section 3.02 of the Base Indenture and ending at the close of business on the day of selection;

(B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or

(C) to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

(6) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company will be affected by notice to the contrary.

(7) The Trustee will authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.03 of the Base Indenture.

(8) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.02 to effect a registration of transfer or exchange may be submitted by facsimile.

(9) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Eighth Supplemental Indenture or under applicable law with respect to any transfer of any interest in any Note other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Eighth Supplemental Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(10) Neither the Trustee nor any Agent shall have any responsibility for any actions taken or not taken by the Depositary.

Section 2.03 Issuance of Additional Notes.

The Company will be entitled, upon delivery of an Officer’s Certificate and an Opinion of Counsel, to issue Additional Notes of a series under this Eighth Supplemental Indenture which will have identical terms as the Initial Notes of such series issued on the date hereof, other than with respect to the date of issuance, and in some cases, issue price and the first interest payment date; provided that if the Additional Notes are not fungible with the original notes for United States federal income tax purposes, the Additional Notes shall have a separate CUSIP number . The Initial Notes of each series issued on the date hereof and any Additional Notes of such series issued will be treated as a single class for all purposes under this Eighth Supplemental Indenture.

With respect to any Additional Notes, the Company will set forth in a resolution of its Board of Directors or an Officer’s Certificate, a copy of each which will be delivered to the Trustee, the following information:

(a) the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Eighth Supplemental Indenture; and

(b) the issue price, the issue date and the CUSIP number of such Additional Notes.

ARTICLE 3.

REDEMPTION AND PREPAYMENT

Section 3.01 Notice of Redemption.

The Company shall deliver to the Trustee, at least 10 but not more than 60 days prior to the redemption date (or such shorter period as the Trustee in its sole discretion may allow), an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in Section 3.03 of the Base Indenture. Notice of redemption shall be sent at least 10 but not more than 60 days before the redemption date to each Holder of the applicable series of Notes to be redeemed at its registered address.

Any redemption or notice of any redemption (including the amount of Notes redeemed and conditions precedent applicable to different amounts of Notes redeemed) may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of an equity offering, other offering, issuance of indebtedness or other transaction or event. Notice of any redemption in respect thereof may be given prior to the completion thereof and may be partial as a result of only some of the conditions being satisfied.

If such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Company’s discretion, the redemption date may be delayed until such time (including more than 60 days after the date the notice of redemption was delivered) as any or all such conditions shall be satisfied (or waived by the Company in its sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Company in its sole discretion) by the redemption date, or by the redemption date so delayed. In addition, the Company may provide in such notice that payment of the redemption price and performance of its obligations with respect to such redemption may be performed by another person.

Section 3.02 Notes Redeemed in Part.

No Notes of a principal amount of $2,000 or less shall be redeemed in part.

Section 3.03 Optional Redemption.

(a) At any time and from time to time, on and after February 14, 2023, some or all of the Floating Rate Notes shall be redeemable, at the Company’s option, at a redemption price equal to 100% of the principal amount of the Floating Rate Notes to be redeemed, plus accrued and unpaid interest on the principal amount being redeemed to, but excluding, the redemption date.

(b) At any time prior to the Par Call Date, the Fixed Rate Notes shall be redeemable, in whole at any time or in part from time to time, at the Company’s option, at a redemption price equal to the greater of:

(i) 100% of the aggregate principal amount of the Fixed Rate Notes to be redeemed; or

(ii) (1) the sum of the present values of the remaining scheduled payments of principal and interest on the Fixed Rate Notes being redeemed, assuming that the Fixed Rate Notes to be redeemed matured on the Par Call Date, discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points, less (2) interest accrued to the redemption date, plus, in either case, accrued and unpaid interest on the Fixed Rate Notes being redeemed to, but excluding, the redemption date.

Calculation of the foregoing shall be made by the Company or on the Company’s behalf by such Person as the Company shall designate; provided, however, that such calculation shall not be a duty or obligation of the Trustee.

At any time and from time to time, on and after the Par Call Date, some or all of such Fixed Rate Notes shall be redeemable, at the Company’s option, at a redemption price equal to 100% of the principal amount of the Fixed Rate Notes to be redeemed plus accrued and unpaid interest on the principal amount being redeemed to, but excluding, the redemption date.

(c) Notwithstanding the foregoing, installments of interest on the Notes that are due and payable on the applicable interest payment dates of the Notes, falling on or prior to a redemption date will be payable on such interest payment date, to the registered Holders as of the close of business on the relevant record date according to the Notes of the applicable series.

(d) On and after the redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable redemption price.

Section 3.04 Mandatory Redemption.

Except as set forth in Section 4.02, the Company is not required to make any mandatory redemption or sinking fund payments with respect to the Notes.

ARTICLE 4.

PARTICULAR COVENANTS

Section 4.01 Liens.

(a) The Company will not, and will not permit any of its subsidiaries to, issue, incur, create, assume or guarantee any Funded Debt secured by a mortgage, deed of trust, security interest, pledge, lien, charge or other encumbrance (collectively, a “Mortgage”) upon any Principal Property or upon any shares of stock or Indebtedness of any subsidiary that owns any Principal Property (whether such Principal Property, shares or Indebtedness are now existing or owed or hereafter created or acquired) without in any such case effectively providing, concurrently with the issuance, incurrence, creation, assumption or guaranty of any such Funded Debt, or the grant of such Mortgage, that the Notes (together with, if the Company shall so determine, any other Indebtedness of or guaranty by the Company or such subsidiary ranking equally with the Notes) shall be secured equally and ratably with (or, at the Company’s option, prior to) such Funded Debt; provided that any Mortgage created for the benefit of the Holders of the Notes pursuant to this provision shall provide by its terms that such Mortgage shall be automatically and unconditionally released and discharged (i) upon the release and discharge of the Mortgage that resulted in such provision becoming applicable or upon such Mortgage constituting a Permitted Lien or being permitted under Section 4.01(b) or Section 4.03(b) or (ii) at such time as such subsidiary is no longer a subsidiary of the Company. The foregoing restriction, however, will not apply to, and there shall be excluded from any computation under Section 4.01(b) and Section 4.03(b), each of the following (and the Funded Debt secured thereby) (“Permitted Liens”):

(1) Mortgages on property, shares of stock or Indebtedness or other assets of any Person existing at the time such Person becomes a subsidiary;

(2) Mortgages on property, shares of stock or Indebtedness or other assets existing at the time of acquisition thereof by the Company or a subsidiary, or Mortgages thereon to secure the payment of all or any part of the purchase price thereof or the cost of construction, installation, renovation, improvement or development thereon or thereof, or Mortgages on property, shares of stock or Indebtedness or other assets to secure any Indebtedness incurred or guaranteed prior to, at the time of, or within 360 days after, the latest of the acquisition thereof or, in the case of property, the completion of such construction, installation, renovation, improvement or development or the commencement of substantial commercial operation of such property for the purpose of financing all or any part of the purchase price thereof, such construction, installation, renovation, improvement or development;

(3) Mortgages in favor of the Company or a subsidiary to secure Funded Debt owing to the Company or to a subsidiary;

(4) Mortgages existing on the date hereof;

(5) Mortgages on property, shares of stock or Indebtedness or assets of a Person existing at the time such Person is merged into or consolidated with the Company or a subsidiary or at the time of a sale, lease or other disposition of properties of such Person as an entirety or substantially as an entirety to the Company or a subsidiary;

(6) Mortgages in favor of the United States of America or any state, territory or possession thereof (or the District of Columbia), or any foreign government, or any department, agency, instrumentality or political subdivision of the United States of America or any state, territory or possession thereof (or the District of Columbia) or any foreign government, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any Indebtedness incurred or guaranteed for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such Mortgages (including, but not limited to, Mortgages incurred in connection with pollution control or industrial revenue bonds or similar financing);

(7) Mortgages created in connection with a project financed with, and created to secure, a Nonrecourse Obligation; or

(8) modifications, refinancings, restructurings, extensions, renewals, refundings, or replacements, in whole or in part, of any Mortgage referred to in the foregoing clauses (and for the avoidance of doubt, any successive extensions, renewals or replacements thereof); provided, however, that (A) the principal amount of Funded Debt secured thereby shall not exceed the principal amount of Funded Debt, plus any fees and expenses (including any premium and defeasance costs and accrued interest or amortization of original issue discount) in connection with any such modification, refinancing, restructuring, extension, renewal, refunding or replacement, so secured at the time of such modification, refinancing, restructuring, extension, renewal, refunding or replacement and (B) such extension, renewal, refunding, or replacement Mortgages will be limited to all or part of the same property, shares of stock or Indebtedness or assets and improvement or development thereon or thereof which secured the Indebtedness so secured at the time of such modification, refinancing, restructuring, extension, renewal, refunding or replacement.

(b) Notwithstanding the restrictions set forth in the first sentence of the preceding paragraph, the Company or any subsidiary may issue, incur, create, assume or guarantee Funded Debt secured by a Mortgage which would otherwise be subject to such restrictions, without equally and ratably securing the .Notes, provided that after giving effect thereto, the aggregate amount of all Funded Debt so secured by Mortgages (not including Funded Debt secured by Permitted Liens) plus the aggregate amount of all Attributable Debt in respect of Sale and Lease-Back Transactions relating to Principal Properties (excluding any Attributable Debt permitted to be incurred pursuant to clauses (1) through (8) of paragraph (a) of Section 4.03 hereof) does not exceed 15 percent of the Company’s Consolidated Net Tangible Assets.

Section 4.02 Offer to Purchase Upon Change of Control Triggering Event.

(a) Upon the occurrence of a Change of Control Triggering Event (the date of such occurrence, the “Change of Control Date”) with respect to a series of Notes, unless the Company has exercised its right to redeem such series of Notes pursuant to Section 3.03, each Holder of the Notes of such series shall have the right to require the Company to purchase such Holder’s Notes in whole or in part at a purchase price (the “Change of Control Purchase Price”) equal to 101% of the principal amount of such Notes, plus accrued and unpaid interest, if any, to, but not including, the date of purchase (the “Change of Control Payment Date”), pursuant to and in accordance with the offer described in this Section 4.02 (the “Change of Control Offer”), subject to the rights of Holders of Notes of such series on the relevant record date to receive interest due on the relevant interest payment date, that is on or prior to the date of purchase.

(b) Within 30 days following the Change of Control Date, or at the Company’s option, prior to any Change of Control but after public announcement of the pending Change of Control, the Company shall send a notice to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state:

(i) that the Change of Control Offer is being made pursuant to this Section 4.02 and that all Notes validly tendered will be accepted for payment;

(ii) the Change of Control Purchase Price and the Change of Control Payment Date, which shall be a Business Day that is no earlier than 10 days nor later than 60 days from the date such notice is sent, other than as may be required by law;

(iii) that any Note not tendered will continue to accrue interest;

(iv) that any Note accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date unless the Company shall default in the payment of the Change of Control Purchase Price of the Notes and the only remaining right of the Holder is to receive payment of the Change of Control Purchase Price upon surrender of the Notes to the Paying Agent;

(v) that Holders electing to have a portion of a Note purchased pursuant to a Change of Control Offer may only elect to have such Note purchased in integral multiples of $1,000;

(vi) that if a Holder elects to have a Note purchased pursuant to the Change of Control Offer it will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, or transfer by book-entry transfer, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day prior to the Change of Control Payment Date;

(vii) that a Holder will be entitled to withdraw its election if the Company receives, not later than the third Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of such Holder, the principal amount of Notes such Holder delivered for purchase, and a statement that such Holder is withdrawing its election to have such Note purchased; and

(viii) that if Notes are purchased only in part a new Note of the same type will be issued in a principal amount equal to the unpurchased portion of the Notes surrendered.

(c) On or before the Change of Control Payment Date, the Company shall, to the extent lawful, accept for payment, all Notes or portions thereof validly tendered pursuant to the Change of Control Offer, and shall deliver to the Trustee an Officer’s Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 4.02. The Company, the Depositary or the Paying Agent, as the case may be, shall promptly mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, and the Company shall promptly issue a new Note, and the Trustee, upon receipt of an Authentication Order, shall authenticate and mail or deliver such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof.

(d) The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent the provisions of any securities laws or regulations conflict with the provisions under this Section 4.02, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.02 by virtue thereof.

(e) The Company shall not be required to make a Change of Control Offer if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by the Company and such third party purchases all Notes properly tendered and not withdrawn under its offer.

Section 4.03 Sale and Lease-Back Transactions.

(a) The Company will not, and will not permit any of its subsidiaries to, enter into any Sale and Lease-Back Transaction with respect to any Principal Property. The foregoing restriction, however, will not apply to, and therefore there will be excluded from any computation under subsection (b) below and under subsection (b) of Section 4.01, any Sale and Lease-Back Transaction (and any Attributable Debt relating thereto) if:

(1) the Company or a subsidiary is permitted to create Funded Debt secured by a Mortgage pursuant to any of clauses (1) through (8) inclusive under the second sentence of subsection (a) of Section 4.01 on the Principal Property involved in such Sale and Lease-Back Transaction, in an amount at least equal to the Attributable Debt with respect to such Sale and Lease-Back Transaction, without equally and ratably securing the Notes;

(2) the proceeds of such Sale and Lease-Back Transaction are at least equal to the fair market value of the affected Principal Property (as determined in good faith by the Company’s Chief Executive Officer, President, Chief Financial Officer, Treasurer or Controller) and the Company or a subsidiary applies an amount equal to the net proceeds of such Sale and Lease-Back Transaction within 360 days thereof to the prepayment or retirement of debt for borrowed money of the Company or a subsidiary (other than debt that is subordinated to the Notes or debt owed to the Company or a subsidiary);

(3) the Company or a subsidiary apply an amount equal to the net proceeds of such Sale and Lease-Back Transaction within 360 days thereof to the purchase, construction, development, expansion or improvement of other property;

(4) such Sale and Lease-Back Transaction involves a lease for a term, including renewals, of not more than three years;

(5) such Sale and Lease-Back Transaction is between the Company and a subsidiary, or between subsidiaries;

(6) such Sale and Lease-Back Transaction is executed at the time of, or within 12 months after the latest of the acquisition, the completion of construction or improvement, or the commencement of substantial commercial operation, of the Principal Property covered thereby;

(7) the lease in such Sale and Lease-Back Transaction secures or relates to industrial revenue or pollution control bonds if the Company is permitted to incur a Mortgage in connection with such industrial revenue or pollution control bonds pursuant to clause (6) of the second sentence of subsection (a) of Section 4.01; or

(8) the lease payment in such Sale and Lease-Back Transaction is created in connection with a project financed with, and such obligation constitutes, a Nonrecourse Obligation.

(b) Notwithstanding the restrictions in the first sentence of subsection (a), the Company or any subsidiary may enter into any Sale and Lease-Back Transaction with respect to any Principal Property which would otherwise be subject to such restrictions, provided that after giving effect thereto, the aggregate amount of all Attributable Debt with respect to all such Sale and Lease-Back Transactions (not including any Attributable Debt permitted to be incurred pursuant to clauses (1) through (8) of subsection (a) above) plus the aggregate amount of all secured Funded Debt incurred pursuant to subsection (a) of Section 4.01 (excluding Funded Debt secured by Mortgages permitted by clauses (1) through (8) of the second sentence of subsection (a) thereunder) does not exceed 15 percent of the Consolidated Net Tangible Assets.

ARTICLE 5.

SUCCESSORS

Section 5.01 Merger, Consolidation or Sale of Assets.

The Company shall not, directly or indirectly, merge or consolidate with any other Person or Persons (whether or not affiliated with the Company) or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property or assets to any other Person or Persons (whether or not affiliated with the Company), unless:

(i) either: (a) the transaction is a merger or consolidation and the Company is the surviving entity; or (b) the successor Person (or the Person which acquires by sale, conveyance, transfer or lease all or substantially all of the Company’s property or assets) is a corporation organized under the laws of the United States, any state thereof or the District of Columbia and expressly assumes, by a supplemental indenture, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all of the Company’s obligations under the Notes and the Indenture;

(ii) immediately after giving effect to the transaction and treating the Company’s obligations in connection with or as a result of such transaction as having been incurred as of the time of such transaction, no Event of Default (and no event or condition which, after notice or lapse of time or both, would become an Event of Default) shall have occurred and be continuing under the Indenture; and

(iii) an Officer’s Certificate and an Opinion of Counsel is delivered to the Trustee to the effect that both of the conditions set forth in clauses (i) and (ii) above have been satisfied.

In the event of any of the above transactions, if there is a successor Person as described in clause (i)(b) immediately above, then the successor will expressly assume all of the Company’s obligations under the Indenture and automatically be substituted for the Company in the Indenture and as issuer of the Notes and may exercise the Company’s every right and power under the Notes and the Indenture. Further, if the transaction is in the form of a sale or conveyance, after any such transfer (except in the case of a lease), the Company will be automatically and unconditionally released and discharged from all obligations and covenants under the Indenture and all Notes issued thereunder.

ARTICLE 6.

DEFAULTS AND REMEDIES

Section 6.01 Events of Default.

The Notes shall not have the benefit of the Events of Default set forth in the Base Indenture. Instead, each of the following is an “Event of Default” with respect to each series of the Notes:

(a) the failure to pay interest on any Notes of such series when the same becomes due and payable and the default continues for a period of 90 days;

(b) failure in the payment when due of principal of or premium, if any, on the Notes of such series;

(c) failure to perform any other covenant relating to the Notes of such series (other than a covenant included in the Indenture solely for the benefit of another series of Notes), which default continues uncured for a period of 90 days after receipt by the Company of written notice given by the Trustee or Holders of such Notes after the Company and the Trustee receive written notice from the Holders of not less than a majority in aggregate principal amount of the Notes of such series outstanding; or

(d) the Company or any Significant Subsidiary:

(i) commences a voluntary case in bankruptcy;

(ii) consents to the entry of an order for relief against it in an involuntary bankruptcy case;

(iii) consents to the appointment of a custodian of it or for all or substantially all of its property;

(iv) makes a general assignment for the benefit of its creditors; or

(v) generally is unable to pay its debts as they become due; or

(e) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against the Company or any Significant Subsidiary;

(ii) appoints a custodian of the Company or any Significant Subsidiary for all or substantially all of the property of the Company or of such Significant Subsidiary, as applicable; or

(iii) orders the liquidation of the Company or any Significant Subsidiary;

and the order or decree remains unstayed and in effect for 90 consecutive days.

A court of competent jurisdiction shall have the power to stay any cure period under the Indenture in the event of litigation regarding whether a default or Event of Default relating to the Notes has occurred.

ARTICLE 7.

MISCELLANEOUS

Section 7.01 Trust Indenture Act Controls.

If any provision of this Eighth Supplemental Indenture limits, qualifies or conflicts with the duties imposed by TIA Section 318(c), the imposed duties will control.

Section 7.02 Governing Law.

THE INTERNAL LAWS OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS EIGHTH SUPPLEMENTAL INDENTURE AND THE NOTES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 7.03 Successors.

All agreements of the Company in this Eighth Supplemental Indenture and the Notes will bind its successors. All agreements of the Trustee in this Eighth Supplemental Indenture will bind its successors.

Section 7.04 Severability.

In case any provision in this Eighth Supplemental Indenture or in the Notes will be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 7.05 Counterpart Originals.

The parties may sign any number of copies of this Eighth Supplemental Indenture. Each signed copy will be an original, but all of them together represent the same agreement.

Section 7.06 Table of Contents, Headings, Etc.

The Table of Contents and Headings of the Articles and Sections of this Eighth Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Eighth Supplemental Indenture and will in no way modify or restrict any of the terms or provisions hereof.

Section 7.07 Electronic Signature

The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to the Indenture or any document to be signed in connection with the Indenture (including, without limitation, the Notes, and any Officer’s Certificate) shall be deemed to include electronic signatures, including without limitation, digital signature provided by Docusign (or such other digital signature provider as specified in writing to Trustee by the authorized representative), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature. The Company agrees to assume all risks arising out of the use of using digital signatures and electronic methods to submit communications to Trustee, including without limitation the risk of Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

Section 7.08 Notices.

The information for notices to the Company and the Trustee in Section 11.02 of the Base Indenture is hereby replaced with the following:

If to the Company:

Starbucks Corporation

2401 Utah Avenue South

Seattle, Washington 98134

Facsimile No.: 206-318-7793

Attention: Executive Vice President and General Counsel

With a copy to:

Orrick, Herrington & Sutcliffe LLP

51 West 52nd Street

New York, NY 10019-6142

Attention: William Hughes, Esq. (whughes@orrick.com)

Marsha Mogilevich, Esq. (mmogilevich@orrick.com)

If to the Trustee:

U.S. Bank Trust Company, National Association

1420 Fifth Avenue, 7th Floor

Seattle, Washington 98101

Facsimile No.: 206-344-4630

Attention: Vice President and Account Manager

[Signatures on following page]

Dated: February 14, 2022

STARBUCKS CORPORATION

By:	/s/ Petr Filipovic
Name: Petr Filipovic
Title: vice president, treasurer

Signature Page to Supplemental Indenture

Dated: February 14, 2022

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Thomas S. Zrust
Name: Thomas S. Zrust
Title: Vice President

Signature Page to Supplemental Indenture

EXHIBIT A

(Face of Note)

[Insert the Global Note Legend, if applicable, pursuant to the provisions of the Eighth Supplemental Indenture]

CUSIP: 855244 BB4

Floating Rate Senior Notes due 2024
No.		$

STARBUCKS CORPORATION

promises to pay to CEDE & CO. or registered assigns, the principal sum of                 Dollars on February 14, 2024

Interest Payment Dates: February 14, May 14, August 14 and November 14

Record Dates: February 1, May 1, August 1 and November 1

Dated: February 14, 2022

STARBUCKS CORPORATION

By:
Name:
Title:

Date: February 14, 2022

This is one of the Global

Notes referred to in the

within-mentioned Eighth Supplemental Indenture:

Dated: February 14, 2022

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

(Reverse of Note)

Floating Rate Senior Notes due 2024

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. INTEREST. Starbucks Corporation, a Washington corporation (the “Company”), promises to pay interest on the principal amount of this Note at a floating rate per annum equal to Compounded SOFR (as defined below), plus 0.420% from the date hereof until maturity. The Company will pay interest quarterly in arrears on February 14, May 14, August 14 and November 14 of each year (each an “Interest Payment Date”), beginning on May 14, 2022. If any Interest Payment Date falls on a day that is not a Business Day, payment of interest shall be made on the next succeeding Business Day unless that Business Day is in the next succeeding calendar month, in which case (other than in the case of the maturity date or a redemption date) payment of interest shall be made on the immediately preceding Business Day. If an interest payment is made on the next succeeding Business Day, no interest will accrue as a result of the delay in payment. If the maturity date or a redemption date for the Floating Rate Notes falls on a day that is not a Business Day, the payment due on such date shall be postponed to the next succeeding Business Day, and no further interest will accrue in respect of such postponement. The term “interest period”, with respect to the Floating Rate Notes, means (i) the period from and including the most recent Interest Payment Date (or, with respect to the initial interest period only, from and including February 14, 2022) to, but excluding, the next succeeding Interest Payment Date, (ii) in the case of the last such period, from and including the Interest Payment Date immediately preceding the maturity date to, but excluding, the maturity date or (iii) in the event of any redemption of the Floating Rate Notes, the period from and including the Interest Payment Date immediately preceding the applicable redemption date to, but excluding, such redemption date. The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the then applicable interest rate on the Floating Rate Notes to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest at the same rate to the extent lawful. Interest on the Floating Rate Notes shall be computed on the basis of a 360-day year and the actual number of days in the Observation Period (as defined below).

On each Interest Payment Determination Date (as defined below) relating to the applicable Interest Payment Date, the Calculation Agent shall calculate the amount of accrued interest payable on the Floating Rate Notes for each interest period by multiplying (i) the outstanding principal amount of the Floating Rate Notes by (ii) the product of (a) the interest rate for the relevant interest period multiplied by (b) the quotient of the actual number of calendar days in such Observation Period divided by 360. In no event shall the interest on the Floating Rate Notes be less than zero.

“Compounded SOFR” with respect to any interest period, shall be calculated by the Calculation Agent in accordance with the following formula (and the resulting percentage shall be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point):

where:

“SOFR IndexStart” = For periods other than the initial interest period, the SOFR Index value on the preceding Interest Payment Determination Date, and, for the initial interest period, the SOFR Index value on February 10, 2022;

“SOFR IndexEnd” = The SOFR Index value on the Interest Payment Determination Date relating to the applicable Interest Payment Date (or in the final interest period, relating to the maturity date, or in the case of a redemption of the Floating Rate Notes, relating to the applicable redemption date); and

“dc” is the number of calendar days in the relevant Observation Period.

For purposes of determining Compounded SOFR,

“Interest Payment Determination Date” means the date that is two U.S. Government Securities Business Days before each Interest Payment Date (or, in the final interest period, before the maturity date or, in the case of a redemption of the Floating Rate Notes, before the applicable redemption date).

“Observation Period” means, in respect of each interest period, the period from, and including, the date that is two U.S. Government Securities Business Days preceding the first date of such relevant interest period to, but excluding, the date that is two U.S. Government Securities Business Days preceding the Interest Payment Date for such interest period (or in the final interest period, preceding the maturity date or, in the case of a redemption of the Floating Rate Notes, preceding the applicable redemption date).

“SOFR Index” means, with respect to any U.S. Government Securities Business Day:

(1) the SOFR Index value as published by the SOFR Administrator as such index appears on the SOFR Administrator’s Website at 3:00 p.m. (New York time) on such U.S. Government Securities Business Day (the “SOFR Index Determination Time”); provided that:

(2) if a SOFR Index value does not so appear as specified in (1) above at the SOFR Index Determination Time, then: (i) if a Benchmark Transition Event and its related Benchmark Replacement Date have not occurred with respect to SOFR, then Compounded SOFR shall be the rate determined pursuant to the SOFR Index Unavailable Provisions set forth below; or (ii) if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to SOFR, then Compounded SOFR shall be the rate determined pursuant to the Effect of a Benchmark Transition Event provisions set forth below.

“SOFR” means the daily secured overnight financing rate as provided by the SOFR Administrator on the SOFR Administrator’s Website.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of SOFR).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, which as of the date hereof is at http://www.newyorkfed.org, or any successor source.

“U.S. Government Securities Business Day” means any day except for a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

Notwithstanding anything to the contrary herein or in the Indenture, if the Company or its designee (which shall not be the Trustee in any capacity) determines on or prior to the relevant Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to determining Compounded SOFR, then the benchmark replacement provisions set forth below under “Effect of Benchmark Transition Event” will thereafter apply to all determinations of the rate of interest payable on the Floating Rate Notes.

For the avoidance of doubt, in accordance with the benchmark replacement provisions, after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the interest rate for each interest period on the Floating Rate Notes shall be an annual rate equal to the sum of the Benchmark Replacement (as defined below) and the applicable margin.

The terms set forth in this paragraph shall be deemed the “SOFR Index Unavailable Provisions.” If a SOFR IndexStart or SOFR IndexEnd is not published on the associated Interest Payment Determination Date and a Benchmark Transition Event and its related Benchmark Replacement Date have not occurred with respect to SOFR, “Compounded SOFR” means, for the applicable interest period for which such index is not available, the rate of return on a daily compounded interest investment calculated in accordance with the formula for SOFR Averages, and definitions required for such formula, published on the SOFR Administrator’s Website at https://www.newyorkfed.org/markets/treasury-repo-reference-rates-information. For the purposes of this provision, references in the SOFR Averages compounding formula and related definitions to “calculation period” shall be replaced with “Observation Period” and the words “that is, 30-, 90-, or 180- calendar days” shall be removed. If SOFR does not so appear for any day, “i” in the Observation Period, SOFRi for such day “i” shall be SOFR published in respect of the first preceding U.S. Government Securities Business Day for which SOFR was published on the SOFR Administrator’s Website.

Effect of Benchmark Transition Event

Benchmark Replacement. If the Company or its designee determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the relevant Reference Time (as defined below) in respect of any determination of the Benchmark on any date, the Benchmark Replacement will replace the then- current Benchmark for all purposes relating to the Floating Rate Notes in respect of such determination on such date and for all determinations on all subsequent dates.

Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Company or its designee shall have the right to make Benchmark Replacement Conforming Changes from time to time, without the consent of the Holders or beneficial owners of the Floating Rate Notes.

Decisions and Determinations. Any determination, decision or election that may be made by the Company or its designee pursuant to the benchmark replacement provisions set forth herein, including any determination with respect to tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection:

•	shall be conclusive and binding absent manifest error;

•	if made by the Company, shall be made in its sole discretion;

•

if made by its designee (which shall not be the Trustee or the Calculation Agent), shall be made after consultation with the Company, and such designee will not make any such determination, decision or election to which the Company objects; and

•	notwithstanding anything to the contrary herein or in the Indenture, shall become effective without consent from the Holders of the Floating Rate Notes or any other party.

Any determination, decision or election pursuant to the benchmark replacement provisions shall be made by the Company or its designee (which may be the Company’s affiliate) on the basis as set forth above. The Calculation Agent shall have no liability for not making any such determination, decision or election.

“Benchmark” means, initially, Compounded SOFR, as such term is defined above; provided that if the Company or its designee determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the relevant Reference Time with respect to Compounded SOFR (or the published SOFR Index used in the calculation thereof) or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

“Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the Company or its designee as of the Benchmark Replacement Date:

a) the sum of: (i) an alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark and (ii) the Benchmark Replacement Adjustment;

b) the sum of: (i) the ISDA Fallback Rate and (ii) the Benchmark Replacement Adjustment; or

c) the sum of: (i) the alternate rate of interest that has been selected by the Company or its designee as the replacement for the then-current Benchmark giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar denominated floating rate notes at such time and (ii) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the Company or its designee as of the Benchmark Replacement Date:

a) the spread adjustment (which may be a positive or negative value or zero), or method for calculating or determining such spread adjustment, that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

b) if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, the ISDA Fallback Adjustment; or

c) the spread adjustment (which may be a positive or negative value or zero) that has been selected by the Company or its designee giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then- current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar denominated floating rate notes at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definitions or interpretations of interest period, the timing and frequency of determining rates and making payments of interest, the rounding of amounts or tenors, and other administrative matters) that the Company or its designee decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the Company or its designee decides that adoption of any portion of such market practice is not administratively feasible or if the Company or its designee determines that no market practice for use of the Benchmark Replacement exists, in such other manner as the Company or its designee determines is reasonably practicable).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then- current Benchmark (including any daily published component used in the calculation thereof):

a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark (or such component); or

b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date shall be deemed to have occurred prior to the Reference Time for such determination.

For the avoidance of doubt, for purposes of the definitions of Benchmark Replacement Date and Benchmark Transition Event, references to Benchmark also include any reference rate underlying such Benchmark.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark (including the daily published component used in the calculation thereof):

a) a public statement or publication of information by or on behalf of the administrator of the Benchmark (or such component) announcing that such administrator has ceased or will cease to provide the Benchmark (or such component), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component);

b) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark (or such component), the central bank for the currency of the Benchmark (or such component), an insolvency official with jurisdiction over the administrator for the Benchmark (or such component), a resolution authority with jurisdiction over the administrator for the Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark (or such component), which states that the administrator of the Benchmark (or such component) has ceased or will cease to provide the Benchmark (or such component) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component); or

c) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is Compounded SOFR, the SOFR Index Determination Time, as such time is defined above, and (2) if the Benchmark is not Compounded SOFR, the time determined by the Company or its designee in accordance with the Benchmark Replacement Conforming Changes.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

The interest rate and amount of interest to be paid on the Floating Rate Notes for each interest period shall be determined by the Calculation Agent, which shall initially be U.S. Bank Trust Company, National Association; provided, however, that U.S. Bank Trust Company, National Association, neither in its role as Calculation Agent, Trustee nor in any other capacity, shall serve as the Company’s designee for purposes of the Benchmark or Benchmark Replacement (each as defined above) or in making the determinations set forth in the “Effect of Benchmark Transition Event” provisions above. The Company may change the Calculation Agent at any time without notice, and U.S. Bank Trust Company, National Association may resign as Calculation Agent at any time upon sixty (60) days’ written notice to the Company. Promptly upon determination, the Company (or its designee) shall inform the Calculation Agent and the Trustee of the interest rate for the next interest period. None of the Trustee, the Calculation Agent, the Company’s designee or the Company shall have any liability or responsibility, for any information used in determining or calculating any interest rate. All determinations made by the Calculation Agent, the Company or its designee shall, in the absence of manifest error, be conclusive for all purposes and binding on the Company and the Holders of the Floating Rate Notes. So long as Compounded SOFR is required to be determined with respect to the Floating Rate Notes, there shall at all times be a Calculation Agent. In the event that any then acting Calculation Agent shall be unable or unwilling to act, or that such Calculation Agent shall fail duly to establish Compounded SOFR for any interest period, or the Company proposes to remove such Calculation Agent, the Company shall appoint another Calculation Agent.

None of the Trustee, the Paying Agent or the Calculation Agent shall be under any obligation (i) to monitor, determine or verify the unavailability or cessation of SOFR or the SOFR Index, or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of, any Benchmark Transition Event or related Benchmark Replacement Date, (ii) to select, adopt, determine or designate any Benchmark Replacement, or other successor or replacement benchmark index, or whether any conditions to the designation of such a rate or index have been satisfied, (iii) to select, adopt, determine or designate any Benchmark Replacement Adjustment, or other modifier to any replacement or successor index, or (iv) to determine whether or what Benchmark Replacement Conforming Changes are necessary or advisable, if any, in connection with any of the foregoing. The Trustee, the Paying Agent and the Calculation Agent shall be entitled to rely upon any determination or designation of any Benchmark Replacement (and any Benchmark Replacement Adjustment or Benchmark Replacement Conforming Changes, or other modifier), or other successor or replacement benchmark index, by the Company or its designee.

None of the Trustee, the Paying Agent or the Calculation Agent shall be liable for (i) any inability, failure or delay on its part to perform any of its duties set forth herein as a result of the unavailability of SOFR, the SOFR Index or other applicable Benchmark Replacement, including as a result of any failure, inability, delay, error or inaccuracy on the part of any other transaction party in providing any direction, instruction, notice or information required or contemplated by the terms set forth herein and reasonably required for the performance of such duties or (ii) any failure or delay by the Company or its designee in performing its respective duties under the Indenture or other transaction documents as a result of the unavailability of SOFR, or any other Benchmark Replacement set forth herein or the failure of a Benchmark Replacement to be adopted.

2. METHOD OF PAYMENT. The Company shall pay interest on the Floating Rate Notes (except defaulted interest) to the Persons who are registered Holders of Floating Rate Notes at the close of business on the February 1, May 1, August 1 and November 1 preceding the Interest Payment Date, even if such Floating Rate Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.13 of the Base Indenture with respect to defaulted interest. Principal, premium, if any, and interest on the Floating Rate Notes shall be payable at the office or agency of the Paying Agent and Registrar within the Borough of Manhattan in the City of New York or, at the option of the Company, payment of interest may be made by check mailed to the Holders of Floating Rate Notes at their respective addresses set forth in the register of Holders of the Floating Rate Notes; provided that all payments of principal, premium and interest with respect to Floating Rate Notes the Holders of which have given wire transfer instructions to the Trustee shall be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3. PAYING AGENT AND REGISTRAR. Initially, U.S. Bank Trust Company, National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its subsidiaries may act in any such capacity.

4. INDENTURE. This Note is one of a duly authenticated series of securities of the Company issued and to be issued in one or more series under an indenture (the “Base Indenture”), dated as of September 15, 2016 between the Company and the Trustee, as amended by the Eighth Supplemental Indenture (the “Eighth Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), dated as of February 14, 2022, between the Company and the Trustee. The terms of the Floating Rate Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code Sections 77aaa-77bbbb). The Floating Rate Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Base Indenture, the provisions of the Note will govern and be controlling, and to the extent any provision of the Note conflicts with the Eighth Supplemental Indenture, the provisions of the Eighth Supplemental Indenture will govern and be controlling, and to the extent any provision of the Base Indenture conflicts with the express provisions of the Eighth Supplemental Indenture, the provisions of the Eighth Supplemental Indenture will govern and be controlling. The Company shall be entitled to issue Additional Notes pursuant to Section 2.03 of the Eighth Supplemental Indenture.

5. OPTIONAL REDEMPTION.

At any time and from time to time, on and after February 14, 2023, some or all of the Floating Rate Notes shall be redeemable, at the Company’s option, at a redemption price equal to 100% of the principal amount of the Floating Rate Notes to be redeemed, plus accrued and unpaid interest on the principal amount being redeemed to, but excluding, the redemption date.

On and after the redemption date, interest shall cease to accrue on the Floating Rate Notes or portions thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable redemption price.

6. MANDATORY REDEMPTION. Except as set forth in paragraph 7, the Company shall not be required to make mandatory redemption payments with respect to the Floating Rate Notes.

7. REPURCHASE AT OPTION OF HOLDER. Except as set forth in the Eighth Supplemental Indenture, upon the occurrence of a Change of Control Triggering Event, the Company shall be required to offer to purchase all of the outstanding Floating Rate Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the date of purchase.

8. NOTICE OF REDEMPTION. Notice of redemption shall be sent at least 10 but not more than 60 days before the redemption date to each Holder of Floating Rate Notes to be redeemed at its registered address. No Floating Rate Notes of a principal amount of $2,000 or less shall be redeemed in part.

9. DENOMINATIONS, TRANSFER, EXCHANGE. The Floating Rate Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000. The Floating Rate Notes may be transferred or exchanged as provided in the Eighth Supplemental Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Eighth Supplemental Indenture. The Company need not exchange or transfer any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Floating Rate Notes for a period of 15 days before a selection of Floating Rate Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

10. PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

11. AMENDMENT, SUPPLEMENT AND WAIVER. The Base Indenture may be amended as provided therein. Subject to certain exceptions, the Eighth Supplemental Indenture or the Floating Rate Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Floating Rate Notes then outstanding, including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Floating Rate Notes, voting as a single class, and compliance with any provision of the Indenture or the Floating Rate Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Floating Rate Notes, including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Floating Rate Notes, voting as a single class. Without the consent of any Holder of a Note, the Eighth Supplemental Indenture or the Floating Rate Notes may be amended or supplemented (i) to cure any ambiguity, defect or inconsistency; (ii) to provide for uncertificated Floating Rate Notes in addition to or in place of certificated Floating Rate Notes; (iii) to provide for the assumption of the Company’s obligations to Holders of the Floating Rate Notes in case of a merger or consolidation or sale of all or substantially all of the Company’s assets; (iv) to make any change that would provide any additional rights or benefits to the Holders of the Floating Rate Notes or that does not adversely affect the legal rights under the Eighth Supplemental Indenture of any such Holder; (v) to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act; (vi) to provide for the issuance of Additional Notes in accordance with the Eighth Supplemental Indenture; or (vii) to evidence and provide for the acceptance of appointment by a successor trustee with respect to the Floating Rate Notes.

12. DEFAULTS AND REMEDIES. An “EVENT OF DEFAULT” occurs if: (i) default for a period of 90 days in the payment when due of interest on the Floating Rate Notes; (ii) default in the payment when due of principal of or premium, if any, on the Floating Rate Notes; (iii) the Company fails for 90 days after receipt of notice to the Company to comply with any covenant of the Company in the Indenture; or (iv) certain events of bankruptcy or insolvency occur with respect to the Company or any Significant Subsidiary.

If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Floating Rate Notes may declare all the Floating Rate Notes to be due and payable. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company or any Significant Subsidiary, all outstanding Floating Rate Notes shall become due and payable without further action or notice. Holders may not enforce the Indenture or the Floating Rate Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Floating Rate Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Floating Rate Notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, premium or interest. The Holders of a majority in aggregate principal amount of the Floating Rate Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Floating Rate Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Floating Rate Notes. The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required no later than five days after becoming aware of any Default or Event of Default to deliver to the Trustee a statement specifying such Default or Event of Default.

13. TRUSTEE DEALINGS WITH COMPANY. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

14. NO RECOURSE AGAINST OTHERS. A director, officer, employee, incorporator or stockholder, of the Company, as such, will not have any liability for any obligations of the Company under the Floating Rate Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Floating Rate Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Floating Rate Notes.

15. AUTHENTICATION. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

16. ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

17. CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Floating Rate Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Floating Rate Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon. The Company will furnish to any Holder upon written request and without charge a copy of the Base Indenture and the Eighth Supplemental Indenture. Requests may be made to:

Starbucks Corporation

2401 Utah Avenue South

Seattle, Washington 98134

Facsimile No.: (206) 318-1045

Attention: General Counsel

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint to transfer this Note on the books of the Company: The agent may substitute another to act for him.

Date:

Your Signature:
(sign exactly as your name appears on the face of this senior note)

Tax Identification No.:

Signature Guarantee:

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Option of Holder to Elect Purchase

If you want to elect to have this Note purchased by the Company pursuant to Section 4.02 of the Eighth Supplemental Indenture, check the box below:

☐        Section 4.02

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.02 of the Eighth Supplemental Indenture, state the amount you elect to have purchased: $

Date:

Your Signature:

(sign exactly as your name appears on the face of this senior note)

Tax Identification No.:

Signature Guarantee:

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

EXHIBIT B

(Face of Note)

[Insert the Global Note Legend, if applicable, pursuant to the provisions of the Eighth Supplemental Indenture]

CUSIP: 855244 BC2

3.000% Senior Notes due 2032
No.		$_____________

STARBUCKS CORPORATION

promises to pay to CEDE & CO. or registered assigns, the principal sum of _________ Dollars on February 14, 2032

Interest Payment Dates: February 14 and August 14

Record Dates: February 1 and August 1

Dated: February 14, 2022

STARBUCKS CORPORATION

By:
Name:
Title:

Date: February 14, 2022

This is one of the Global

Notes referred to in the

within-mentioned Eighth Supplemental Indenture:

Dated: February 14, 2022

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

(Reverse of Note)

3.000% Senior Notes due 2032

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. INTEREST. Starbucks Corporation, a Washington corporation (the “Company”), promises to pay interest on the principal amount of this Note at 3.000% per annum from the date hereof until maturity. The Company will pay interest semiannually on February 14 and August 14 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”). Interest on the Fixed Rate Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest will accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date shall be August 14, 2022. The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the then applicable interest rate on the Fixed Rate Notes to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest at the same rate to the extent lawful. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

2. METHOD OF PAYMENT. The Company will pay interest on the Fixed Rate Notes (except defaulted interest) to the Persons who are registered Holders of Fixed Rate Notes at the close of business on the February 1 and August 1 preceding the Interest Payment Date, even if such Fixed Rate Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.13 of the Base Indenture with respect to defaulted interest. Principal, premium, if any, and interest on the Fixed Rate Notes shall be payable at the office or agency of the Paying Agent and Registrar within the Borough of Manhattan in the City of New York or, at the option of the Company, payment of interest may be made by check mailed to the Holders of Fixed Rate Notes at their respective addresses set forth in the register of Holders of the Fixed Rate Notes; provided that all payments of principal, premium and interest with respect to Fixed Rate Notes the Holders of which have given wire transfer instructions to the Trustee shall be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3. PAYING AGENT AND REGISTRAR. Initially, U.S. Bank Trust Company, National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its subsidiaries may act in any such capacity.

4. INDENTURE. This Note is one of a duly authenticated series of securities of the Company issued and to be issued in one or more series under an indenture (the “Base Indenture”), dated as of September 15, 2016 between the Company and the Trustee, as amended by the Eighth Supplemental Indenture (the “Eighth Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), dated as of February 14, 2022, between the Company and the Trustee. The terms of the Fixed Rate Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code Sections 77aaa-77bbbb). The Fixed Rate Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Base Indenture, the provisions of the Note will govern and be controlling, and to the extent any provision of the Note conflicts with the Eighth Supplemental Indenture, the provisions of the Eighth Supplemental Indenture will govern and be controlling, and to the extent any provision of the Base Indenture conflicts with the express provisions of the Eighth Supplemental Indenture, the provisions of the Eighth Supplemental Indenture will govern and be controlling. The Company shall be entitled to issue Additional Notes pursuant to Section 2.03 of the Eighth Supplemental Indenture.

5. OPTIONAL REDEMPTION.

At any time prior to November 14, 2031 (three months prior to their February 14, 2032 maturity date) (the “Par Call Date”), the Fixed Rate Notes shall be redeemable, in whole at any time or in part from time to time, at the Company’s option, at a redemption price equal to the greater of:

(i) 100% of the aggregate principal amount of the Fixed Rate Notes to be redeemed; or

(ii) (1) the sum of the present values of the remaining scheduled payments of principal and interest on the Fixed Rate Notes being redeemed, assuming that the Fixed Rate Notes matured on the Par Call Date, discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at the Treasury Rate plus 20 basis points, less (2) interest accrued to the redemption date, plus, in either case, accrued and unpaid interest on the Fixed Rate Notes being redeemed to, but excluding, the redemption date.

Calculation of the foregoing shall be made by the Company or on the Company’s behalf by such Person as the Company shall designate; provided, however, that such calculation shall not be a duty or obligation of the Trustee.

At any time on and after the Par Call Date, some or all of the Fixed Rate Notes shall be redeemable, at the Company’s option, at a redemption price equal to 100% of the principal amount of the Fixed Rate Notes to be redeemed plus accrued and unpaid interest on the principal amount being redeemed to, but excluding, the redemption date.

On and after the redemption date, interest will cease to accrue on the Fixed Rate Notes or portions thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable redemption price.

6. MANDATORY REDEMPTION. Except as set forth in paragraph 7, the Company shall not be required to make mandatory redemption payments with respect to the Fixed Rate Notes.

7. REPURCHASE AT OPTION OF HOLDER.

Except as set forth in the Eighth Supplemental Indenture, upon the occurrence of a Change of Control Triggering Event, the Company shall be required to offer to purchase all of the outstanding Fixed Rate Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the date of purchase.

8. NOTICE OF REDEMPTION. Notice of redemption shall be sent at least 10 but not more than 60 days before the redemption date to each Holder of Fixed Rate Notes to be redeemed at its registered address. No Fixed Rate Notes of a principal amount of $2,000 or less shall be redeemed in part.

9. DENOMINATIONS, TRANSFER, EXCHANGE. The Fixed Rate Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000. The Fixed Rate Notes may be transferred or exchanged as provided in the Eighth Supplemental Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Eighth Supplemental Indenture. The Company need not exchange or transfer any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Fixed Rate Notes for a period of 15 days before a selection of Fixed Rate Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

10. PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

11. AMENDMENT, SUPPLEMENT AND WAIVER. The Base Indenture may be amended as provided therein. Subject to certain exceptions, the Eighth Supplemental Indenture or the Fixed Rate Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Fixed Rate Notes then outstanding, including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Fixed Rate Notes, voting as a single class, and compliance with any provision of the Indenture or the Fixed Rate Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Fixed Rate Notes, including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Fixed Rate Notes, voting as a single class. Without the consent of any Holder of a Note, the Eighth Supplemental Indenture or the Fixed Rate Notes may be amended or supplemented (i) to cure any ambiguity, defect or inconsistency; (ii) to provide for uncertificated Fixed Rate Notes in addition to or in place of certificated Fixed Rate Notes; (iii) to provide for the assumption of the Company’s obligations to Holders of the Fixed Rate Notes in case of a merger or consolidation or sale of all or substantially all of the Company’s assets; (iv) to make any change that would provide any additional rights or benefits to the Holders of the Fixed Rate Notes or that does not adversely affect the legal rights under the Eighth Supplemental Indenture of any such Holder; (v) to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act; (vi) to provide for the issuance of Additional Notes in accordance with the Eighth Supplemental Indenture; or (vii) to evidence and provide for the acceptance of appointment by a successor trustee with respect to the Fixed Rate Notes.

12. DEFAULTS AND REMEDIES. An “EVENT OF DEFAULT” occurs if: (i) default for a period of 90 days in the payment when due of interest on the Fixed Rate Notes; (ii) default in the payment when due of principal of or premium, if any, on the Fixed Rate Notes; (iii) the Company fails for 90 days after receipt of notice to the Company to comply with any covenant of the Company in the Indenture; or (iv) certain events of bankruptcy or insolvency occur with respect to the Company or any Significant Subsidiary.

If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Fixed Rate Notes may declare all the Fixed Rate Notes to be due and payable. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company or any Significant Subsidiary, all outstanding Fixed Rate Notes shall become due and payable without further action or notice. Holders may not enforce the Indenture or the Fixed Rate Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Fixed Rate Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Fixed Rate Notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, premium or interest. The Holders of a majority in aggregate principal amount of the Fixed Rate Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Fixed Rate Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Fixed Rate Notes. The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required no later than five days after becoming aware of any Default or Event of Default to deliver to the Trustee a statement specifying such Default or Event of Default.

13. TRUSTEE DEALINGS WITH COMPANY. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

14. NO RECOURSE AGAINST OTHERS. A director, officer, employee, incorporator or stockholder, of the Company, as such, will not have any liability for any obligations of the Company under the Fixed Rate Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Fixed Rate Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Fixed Rate Notes.

15. AUTHENTICATION. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

16. ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

17. CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Fixed Rate Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Fixed Rate Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon. The Company will furnish to any Holder upon written request and without charge a copy of the Base Indenture and the Eighth Supplemental Indenture. Requests may be made to:

Starbucks Corporation

2401 Utah Avenue South

Seattle, Washington 98134

Facsimile No.: (206) 318-1045

Attention: General Counsel

ASSIGNMENT FORM

To assign this Note, fill in the form below:
(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint
to transfer this Note on the books of the Company: The agent may substitute another to act for him.

Date:

Your Signature:
(sign exactly as your name appears on the face of this senior note)
Tax Identification No.:
Signature Guarantee:

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Option of Holder to Elect Purchase

If you want to elect to have this Note purchased by the Company pursuant to Section 4.02 of the Eighth Supplemental Indenture, check the box below:

☐ Section 4.02

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.02 of the Eighth Supplemental Indenture, state the amount you elect to have purchased: $

Date:

Your Signature:
(sign exactly as your name appears
on the face of this senior note)

Tax Identification No.:

Signature Guarantee:

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.